Exhibit 99.1

NEWS RELEASE

Alector Provides Executive Leadership Update

Planned Transitions Announced for Shehnaaz Suliman, M.D., MBA, MPhil, President and Chief

Operating Officer and Robert Paul, M.D., Ph.D., Chief Medical Officer

Sam Jackson, M.D., MBA, Appointed Interim Chief Medical Officer

South San Francisco, California, September 7, 2021 — Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced that Shehnaaz Suliman, M.D., MBA, M.Phil., and Robert Paul, M.D., Ph.D., will be stepping down from their respective roles as President and Chief Operating Officer and Chief Medical Officer. Each will continue to serve for a transition period and plan to remain available as advisors until the end of 2021. Sam Jackson, M.D., MBA, Senior Vice President, Clinical Sciences, will assume the role of interim Chief Medical Officer. Dr. Jackson is an established leader with more than 15 years of experience leading clinical development functions. He joined Alector in 2020 and among his primary responsibilities is the development of AL001, which is currently in Phase 3 clinical testing for the treatment of frontotemporal dementia.

“Shehnaaz and Robert’s contributions, including recruiting strong senior leaders such as Sam, have transformed Alector into a leading, well resourced, immuno-neurology drug developer, with one of the deepest and most advanced pipelines of neurodegenerative therapeutic candidates in industry. On behalf of the Alector team and board, we are grateful for their leadership and I am confident that they will excel in their future endeavors,” said Arnon Rosenthal, Ph.D., Alector’s co-founder and Chief Executive Officer. “I am looking forward to the next phase of Alector’s growth; with a solid foundation and resources in place, we are well positioned to advance our clinical-stage programs as well as our pipeline of preclinical immuno-neurology and innate immuno-oncology candidates.”

Alector is currently conducting six clinical studies for four clinical-stage immune-neurology candidates, with plans to advance a new candidate for neurodegenerative diseases and two immune-oncology candidates into the clinic in 2022.

Dr. Suliman joined Alector in 2019 and provided strategic and operational leadership while overseeing the company’s early development, portfolio, business development, finance, investor relations, legal and administrative functions.

“It has been my privilege to work alongside Arnon and our colleagues to drive significant value and substantial growth during my time at Alector,” said Dr. Suliman. “The company is well positioned to succeed, and I am looking forward to pursuing a future chief executive leadership role with a focus on advancing groundbreaking scientific insights into viable treatments that can improve patient’s lives.”

Robert Paul joined Alector in 2016 and has been responsible for advancing all four of Alector’s immuno-neurology programs into the clinic and laying the foundation for the company’s overarching development strategy, which includes taking a portfolio approach and leveraging biomarkers to inform clinical studies and efficient go/no go decisions.

“By bringing four drug candidates into the clinic and advancing AL001 to Phase 3 in under two years we have achieved more in the time that I have been with Alector than I ever expected,” said Dr. Paul. “With multiple candidates currently in all phases of development, more data on the horizon, and emerging programs preparing to enter the clinic, I am excited and optimistic about Alector’s future.”

About Dr. Jackson

Sam Jackson, M.D., MBA, joined Alector as the Senior Vice President of Clinical Development in 2020 bringing more than 15 years of industry experience leading clinical development for novel neurologic, immunologic and ophthalmic programs. At Alector, Dr. Jackson oversees the Clinical Operations and Neurology Clinical Science groups developing Alector’s immuno-neurology therapies for frontotemporal dementia, Alzheimer’s disease and other neurodegenerative conditions.

Among his industry experiences prior to Alector, Dr. Jackson served as the Chief Medical Officer of Alkahest where he helped to build the clinical organization and designed and initiated four Phase 2 trials in neurological and ophthalmologic diseases. Earlier, he was Executive Director, Clinical Development and Drug Safety at Dynavax Technologies where he ran the pivotal Phase 3 trial that resulted in product approval for HEPLISAV-B™. Before joining Dynavax, Dr. Jackson held positions of increasing responsibility at Genentech, serving as Project Team Leader where he was responsible for the development and strategic decision making for a clinical-stage ophthalmology program. Dr. Jackson started his industry career at Amgen with a focus on safety and pharmacovigilance. He is a board-certified emergency physician with fellowship training in Medical Toxicology. Dr. Jackson received his joint M.D. and MBA degrees from the University of Pennsylvania where he was a 21st Century Scholar.

About Alector

Alector is a clinical-stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector has discovered and is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Alector’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions, Alector and its business as set forth in Alector’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2021, as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and

Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Alector Contacts

Michelle Corral VP, Communications and Investor Relations

650-808-7016

michelle.corral@alector.com

1AB (media)

Dan Budwick

973-271-6085

dan@1abmedia.com

Argot Partners (investors)

Laura Perry/Eric Kasper

Argot Partners

212.600.1902

alector@argotpartners.com